Exhibit 99.1

SouthWest Water Wins Prestigious MarCom Awards

-- Company’s Subsidiaries Recognized for Customer Communications Excellence --

LOS ANGELES--(BUSINESS WIRE)--December 10, 2009--SouthWest Water Company (NASDAQ: SWWC) today announced that its Suburban Water Systems subsidiary won a 2009 MarCom Platinum Award and its Texas Utilities won a 2009 MarCom Gold Award – both for excellence in customer communications. The 2009 MarCom Awards were presented by the Association of Marketing and Communication Professionals.

“We are very proud to receive these prestigious awards and be recognized for outstanding communications to our customers,” said DeLise Keim, Vice-President of Corporate Communications. “At SouthWest Water, we believe keeping our customers informed about important issues is part of providing high quality service.”

Suburban Water Systems won its award in the Consumer Awareness category for their conservation brochure entitled “Drought Ahead” which provides customers with easy to follow conservation tips. The platinum award is given to those entries judged to be the most outstanding in terms of excellence, quality, creativity and resourcefulness. SouthWest Water’s Texas Utilities won its award in the Public Relations category for its Water Adjustment and Restraint Notification (WARN) System, which translates the utility’s complex regulatory Drought Contingency Plan into an easy to use tool that helps customers understand their conservation responsibilities during times of drought.

“Many organizations spend significant dollars on advertising and communications,” said Daylyn Presley, SouthWest Water’s Utility Communications Specialist and the project manager for both award winning efforts. “As a utility, it is ultimately our customers that pay for communication materials, so we are always mindful of expenses. Our strength comes from creating pieces that have a strong influence while keeping a watchful eye on the budget.”

About the MarCom Awards

The MarCom Awards, considered the largest awards competition of its kind, honors professionals involved in the concept, writing and design of marketing and communications programs and print, visual and audio materials. The annual awards competition is administered and judged by the Association of Marketing and Communications Professionals.

MarCom received approximately 5,000 international entries in seven areas of media and communication including marketing, publications, marketing/ promotion, public service/ pro bono, creativity, and electronic/ interactive.

About SouthWest Water Company

SouthWest Water Company provides a broad range of operations, maintenance and management services, including water production, treatment and distribution; wastewater collection and treatment; customer service; and utility infrastructure construction management. The company owns regulated public utilities and also serves cities, utility districts and private companies under contract. More than a million people in 9 states depend on SouthWest Water for high-quality, reliable service. Additional information may be found on the company’s website: www.swwc.com.

CONTACT:
SouthWest Water Company
DeLise Keim
VP Communications
213-929-1846
www.swwc.com